tw telecom Calls for Redemption of All Outstanding Convertible Senior Debentures Due 2026
- 2026 Debentures convertible at holder's option until July 2, 2013
- Conversions to be settled entirely in cash
LITTLETON, Colo. - May 29, 2013 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced that it has called for redemption all of its outstanding $211.5 million in aggregate principal amount of 2.375% Convertible Senior Debentures due 2026 (CUSIP #887319AC5), pursuant to the redemption right in the indenture governing the 2026 Debentures. Any 2026 Debentures outstanding on July 3, 2013 (the “Redemption Date”) will be redeemed in cash for 100% of the principal amount, plus accrued and unpaid interest for a total payment of $1,006.06944443 per $1,000 principal amount redeemed.
Holders have the right to convert the Debentures called for redemption at a conversion rate of approximately $18.6405 per share (53.6466 shares per $1,000 principal amount). Such conversion right must be exercised prior to 5:00 p.m. New York City time on July 2, 2013.
The Company has elected to settle its conversion obligation entirely in cash. In accordance with the indenture governing the 2026 Debentures, the amount of cash payable for each $1,000 principal amount of Debentures surrendered for conversion will be determined by multiplying the amount equal to the last reported sale price of the Company's common stock on each trading day of the 20-day cash settlement averaging period that will begin on June 3, 2013, which is the 22nd business day immediately preceding the Redemption Date, by the conversion rate in effect on such trading day, divided by 20. On May 28, 2013, the closing price for tw telecom's common stock was $28.24. Following the conversion or redemption of the 2026 Debentures, the Company will have no outstanding convertible debt.

Holders of 2026 Debentures that are submitted for conversion into cash on or before July 2, 2013, will not receive any separate cash payment for accrued and unpaid interest. In accordance with the indenture governing the 2026 Debentures, the Company's settlement of the conversion obligation as described above will be deemed to satisfy its obligation to pay the principal amount of the Debentures and accrued and unpaid interest, if any, to, but not including, the conversion date.
A notice of redemption setting forth the redemption and conversion procedures is being provided to holders of the 2026 Debentures through The Depository Trust Company. Copies of the notice of redemption and additional information relating to the procedures for redemption and conversion may be obtained from the trustee, Wells Fargo Bank, National Association, by telephone at 1-800-344-5128 or by fax at 612-667-6282.
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About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

Investor Relations:                    Media Relations:
Carole Curtin 303-542-4441                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com            bob.meldrum@twtelecom.com